Exhibit 10.41

Executive Severance Agreement

This Agreement will reflect the understanding between Option Care, Inc. (the “Company”) and Joseph Bonaccorsi with respect to Joseph Bonaccorsi’s severance agreement with Option Care, Inc. or any present or future parent, subsidiary or affiliate thereof (collectively, the “Company”).

Whereas, you are employed by the Company as Sr. Vice President, General Counsel, Secretary, Corporate Compliance Officer and have the responsibilities, duties and authority commensurate with the position of Sr. Vice President, General Counsel, Secretary, Corporate Compliance Officer, including, without limitation, oversight of all corporate legal, secretarial and compliance divisions of the Company.  The principal location at which you will perform such services will be the Company’s facility located at Buffalo Grove, IL.

Whereas, this Agreement supercedes and prior similar agreements.

In consideration of the mutual promises and covenants contained in this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby mutually acknowledged, we have agreed as follows:

I.                                         Definitions:

A.                                   Definition of “Cause”.  For purposes of this Agreement, “Cause” means (i) your conviction of a felony or act of dishonesty, either in connection with the performance of your obligations to the Company or which otherwise materially and adversely affects your ability to perform such obligations, (ii) your willful disloyalty or deliberate dishonesty, (iii) the commission by you of an act of fraud or embezzlement against the Company, (iv) suspension or exclusion from participation in the Medicare or Medicaid Programs, or (v) continued willful failure or refusal to perform your duties hereunder as reasonably directed by the Board of Directors of the Company.

B.                                     Definition of “Good Reason”.  For purposes of this Agreement, a “Good Reason” means any of the following:

(i)                                     A change in the principal location at which you provide services to the Company, without your prior written consent;

(ii)                                  Failure of the Board to appoint you as Sr. Vice President, General Counsel, Secretary, Corporate Compliance Officer of the Company, or removal of you by the Board as Sr. Vice President, General Counsel, Secretary, Corporate Compliance Officer of the Company provided that such failure or removal is not in connection with a termination of your employment hereunder by the Company;

(iii)                               An adverse change by the Company in your duties, authority or responsibilities as Sr. Vice President, General Counsel, Secretary and Corporate Compliance Officer of the Company which causes your position, provided that such change is not in connection with a termination of your employment hereunder by the Company;

(iv)                              The assignment to you of duties not commensurate or consistent with your position as Sr. Vice President, General Counsel, Secretary, Corporate Compliance Officer of the Company without your prior written consent;

(v)                                 A reduction in your compensation or other benefits;

(vi)                              A Change of Control (as defined below) of the Company; or

(vii)                           Failure by the Company to obtain the assumption of this Agreement by any successor to the Company.

C.                                    Definition of “Change of Control” For purposes of this Agreement, a Change of Control means that any of the following events has occurred:

(i)                                  Any person (as such term is used in Section 13(d) of the Securities Exchange Act of 1934 (the “Exchange Act”)), other than the Company, any employee benefit plan of the Company or any entity organized, appointed or established by the Company for or pursuant to the terms of any such plan, together with all “affiliates” and “associates” (as such terms are defined in Rule 12b-2 under the Exchange Act) becomes the beneficial owner or owners (as defined in Rule  13d-3 and 13d-5 promulgated under the Exchange Act), directly or indirectly (the “Control Group”), of more than 50% of the outstanding equity securities of the Company, or otherwise becomes entitled, directly or indirectly, to vote more than 50% of the voting power entitled to be cast at elections for directors (“Voting Power”) of the Company, ;

(ii)                               A consolidation or merger (in one transaction or a series of related transactions) of the Company pursuant to which the holders of the Company’s equity securities immediately prior to such transaction or series of related transactions would not be the holders, directly or indirectly, immediately after such transaction or series of related transactions of more than 50% of the Voting Power of the entity surviving such transaction or series of related transactions.

(iii)                            The date upon which the individuals who are members of the Board as of the Effective Date, cease for any reason to constitute a majority of the Board, unless the election or nomination for election by the Company’s stockholders of any new director or directors was approved by a vote of a majority of the Board, in which case such new director or directors shall, for purposes of this Agreement, be considered a member or members of the Board;

(iv)                           The sale, lease, exchange or other transfer (in one transaction or a series of related transactions) of all or substantially all of the assets of the Company; or

(v)                              The liquidation or dissolution of the Company or the Company ceasing to do business.

D.                                    Compensation Definitions.

(i)                                     Base Salary.  Your current annual rate of pay during your employment (the “Base Salary”).

(ii)                                  Annual Bonus.  Your bonus for the year as approved by the Company’s Board of Directors (“Annual Bonus”).

(iii)                               Equity Compensation.  Any and all stock options granted in accordance with the terms of the Company’s Stock Incentive Plan of 1997, as amended.

(iv)                              Vacation.  Earned vacation time.

(v)                                 Fringe Benefits.  Any employee benefit plans which the Company provides or may establish for the benefit of its senior executives generally (including, without limitation, group life, disability, medical, dental and other insurance, tax benefit and planning services, 401(k), retirement, pension, profit-sharing and similar plans) and automobile allowance (collectively, the “Fringe Benefits”).

(vi)                              Reimbursement of Expenses.  The Company’s reimbursement to you for all ordinary and reasonable out-of-pocket business expenses that are incurred by you in furtherance of the Company’s business in accordance with the Company’s policies.

(vii)                           Accrued Obligations.  For purposes of this Agreement, “Accrued Obligations” means (a) the portion of your Base Salary as has been earned prior to any termination of your employment with the Company and has not yet been paid, (b) an amount equal to the value of your unused vacation and other time off with pay days for the then current year, (c) the amount of any Annual Bonus earned and approved but not yet paid, and (d) the amount of any expenses properly incurred by you on behalf of the Company prior to any such termination and not yet reimbursed.

II.                                     Severance Compensation.

(A)                              Death or Disability.  If your employment hereunder is terminated as a result of your death or Disability:

(i)                                     The Company will pay the Accrued Obligations to you (or your estate) promptly following such termination.

(ii)                                  The Company will continue to provide you or your covered beneficiaries with the Fringe Benefits for a period of twelve months subject to applicable law and the terms of the respective policies.

(B)                                Termination for Cause or in the Absence of a Good Reason.  If your employment hereunder is terminated either by the Company for Cause or by you in the absence of a Good Reason, the Company will pay the Accrued Obligations to you promptly following such termination.

(C)                                Termination Without Cause or for a Good Reason.  If your employment hereunder is terminated either by the Company without Cause or by you for a Good Reason:

(i)                                     The Company will pay the Accrued Obligations to you promptly following such termination.

(ii)                                  The Company will pay you, in monthly installment amounts (beginning on the effective date of such termination and continuing thereafter), an amount equal to the Base Salary at the rate in effect at such termination for the period commencing on the date of such termination and ending on the first anniversary of the date of such termination;

• Further provided, that in the event of a Change in Control and the termination of your employment under either (a) or (b) below, you shall be additionally entitled to a lump sum payment equal to  (1) a pro rata portion of any  Annual Bonus which would have been earned if such termination had not occurred or fifty percent (50%) of your Annual Bonus, which ever is more and (2) an amount equal to the contributions made or credited by the Company under all employee retirement plans for your benefit for the most recent year.  Further, notwithstanding the terms contained in the Company’s Stock Incentive Plan of 1997, as amended, any and all stock options that have not vested shall become fully vested and exercisable upon such termination.  The following shall constitute termination under this paragraph:

a)                                      You terminate your employment for Good Reason within one (1) year after the Change in Control.

b)                                     Your employment is terminated by the Company or its successor within the six (6) months preceding the Company entering into a letter of intent, or equivalent written document, to consummate a Change in Control or the one-year period following the Change in Control.

(iii)                               The Company will continue to provide you with the Fringe Benefits for a period of twelve months following such termination.

(iv)                              If you are subject to any excise tax (“Excise Tax”) on your compensation by the Company whether as a result of payment of any sum or provision of any benefit hereunder or under any agreement between you and the Company, the terms of any option agreement or otherwise (including but not limited to excise taxes imposed under Section 4999 of the Code), the Company will then “gross-up” your compensation by making an additional payment to you in an amount which, after reduction for any income or excise taxes payable as a result of receiving such additional payment, is equal to the Excise Tax.

(v)                                 The Company will provide you with outplacement services (with a firm selected by you but at the expense of the Company) for up to four months following such termination.

(D)                               No Duty to Mitigate.  Notwithstanding any other provision of this Agreement, (i) you will have no obligation to mitigate your damages for any breach of this Agreement by the Company or for any termination of this Agreement, whether by seeking employment or otherwise and (ii) the amount of any benefit due to you after the date of such termination pursuant to this Agreement will not be reduced or offset by any payment or benefit that you may receive from any other source.

III.                                 Prohibited Competition.

(A)                              Certain Acknowledgements and Agreements.

(i)                                     You recognize and acknowledge the competitive and proprietary aspects of the business of the Company.

(ii)                                  You acknowledge that a business will be deemed competitive with the Company if it performs any of the services or manufactures or sells any of the products provided or offered by the Company or if it performs any other services and/or engages in the production, manufacture, distribution or sale of any product similar to services or products, which services or products were performed, produced, manufactured, distributed or sold by the Company during the period while you are employed hereunder.

(iii)                               For purposes of this Agreement, “Confidential Information” means confidential and proprietary information of the Company, whether in written, oral, electronic or other form, including but not limited to, information and facts concerning business plans, customers, future customers, suppliers, licensors, licensees, partners, investors, affiliates or others, training methods and materials, financial information, sales prospects, client lists, inventions, or any other scientific, technical or trade secrets of the Company or of any third party provided to you or the Company under a condition of confidentiality, provided that Confidential Information will not include information that is (1) in the public domain other than through any fault or act by you, (2) known to you prior to its disclosure to you in the course of your employment hereunder, or (3) lawfully disclosed to you by a source other than the Company which source has a legal right to disclose such information.

(B)                                Non-Competition; Non-Solicitation.  For a one year period following the termination of your employment should either you terminate your employment without Good Reason or the Company terminates your employment for Cause,  you will not, without the prior written consent of the Company:

(i)                                     Serve in the position of Corporate Compliance Officer for any of the Company’s set forth in Exhibit A, as may be updated and modified throughout any term of this Agreement, attached hereto, except that nothing contained herein will preclude you from purchasing or owning securities of any such business if such securities are publicly traded, and provided that your holdings do not exceed three percent of the issued and outstanding securities of any class of securities of such business, or

(ii)                                  Either individually or on behalf of or through any third party, solicit, entice or persuade or attempt to solicit, entice or persuade any key employee of or consultant to the Company to leave the service of the Company.

(C)                                Survival of Acknowledgements and Agreements.  The acknowledgements and agreements set forth in this section will survive the termination of your employment hereunder for any reason or for no reason.

IV.                                 Protected Information.  You will at all times after the termination of your employment hereunder for any reason or for no reason, maintain in confidence and will not, without the prior written consent of the Company, use, except in the course of performance of your duties for the Company or by court order, disclose or give to others any Confidential Information.  Upon the termination of your employment hereunder for any reason or for no reason, you will return to the Company all tangible Confidential Information and copies thereof (regardless how such Confidential Information or copies are maintained).

V.                                     Ownership of Ideas, Copyrights and Patents.

(A)                              Property of the Company.  All ideas, discoveries, creations, manuscripts and properties, innovations, improvements, know-how, inventions, designs, developments, apparatus, techniques, methods, and formulae (collectively the “Inventions”) which may be used in the business of the Company, whether patentable, copyrightable or not, which you may conceive, reduce to practice or develop while you are employed hereunder, alone or in conjunction with another or others, and whether at the request or upon the suggestion of the Company or otherwise, will be the sole and exclusive property of the Company, and that you will not publish any of the

Inventions without the prior written consent of the Company.  You hereby assign to the Company all of your right, title and interest in and to all of the foregoing.

(B)                                Cooperation.  At any time during your employment hereunder or after the termination of your employment hereunder for any reason or for no reason, you will fully cooperate with the Company and its attorneys and agents in the preparation and filing of all papers and other documents as may be required to perfect the Company’s rights in and to any of such Inventions, including, but not limited to, joining in any proceeding to obtain letters patent, copyrights, trademarks or other legal rights with respect to any such Inventions in the United States and in any and all other countries, provided that the Company will bear the expense of such proceedings, and that any patent or other legal right so issued to you personally will be assigned by you to the Company or its designee without charge by you.  The Company will reimburse you for reasonable expenses incurred by you in connection with the performance of your obligations under this Section 7.

VI.                                 Indemnification.  The Company will indemnify you to the extent permitted by its charter and by-laws and by applicable law against all costs, charges and expenses, including, without limitation, attorneys’ fees, incurred or sustained by you in connection with any action, suit or proceeding to which you may be made a party by reason of being an officer, director or employee of the Company.  In connection with the foregoing, you will be covered under any directors and officers, any employment practices, any errors and omissions and any other liability insurance policy that protects other officers of the Company.

VII.                             Records.  Upon termination of your employment hereunder for any reason or for no reason, you will deliver to the Company any property of the Company which may be in your possession, including products, materials, memoranda, notes, records, reports or other documents or photocopies of the same.

VIII.                         General.

(A)                              Notices.  All notices, requests, consents and other communications hereunder will be in writing, will be addressed to the receiving party’s address set forth below or to such other address as a party may designate by notice hereunder, and will be either (i) delivered by hand, (ii) sent by overnight courier, or (iii) sent by registered or certified mail, return receipt requested, postage prepaid. All notices, requests, consents and other communications hereunder will be deemed to have been given either (i) if by hand, at the time of the delivery thereof to the receiving party at the address of such party set forth below, (ii) if sent by overnight courier, on the next business day following the day such notice is delivered to the courier service, or (iii) if sent by registered or certified mail, on the fifth business day following the day such mailing is made.

(B)                                Entire Agreement.  This Agreement, together with the other agreements specifically referred to herein, embodies the entire agreement and understanding between the parties hereto with respect to the subject matter hereof and supersedes all prior oral or written agreements and understandings relating to the subject matter hereof. No statement, representation, warranty, covenant or agreement of any kind not expressly set forth in this Agreement will affect, or be used to interpret, change or restrict, the express terms and provisions of this Agreement.

(C)                                Modifications and Amendments.  The terms and provisions of this Agreement may be modified or amended only by written agreement executed by the parties hereto.

(D)                               Waivers and Consents.  The terms and provisions of this Agreement may be waived, or consent for the departure therefrom granted, only by written document executed by the party entitled to the benefits of such terms or provisions. No such waiver or consent will be deemed to be or will constitute a waiver or consent with respect to any other terms or provisions of this Agreement, whether or not similar. Each such waiver or consent will be effective only in the specific instance and for the purpose for which it was given, and will not constitute a continuing waiver or consent.

(E)                                 Assignment.  The Company may assign its rights and obligations hereunder to any person or entity that succeeds to all or substantially all of the Company’s business or that aspect of the Company’s business in which you are principally involved.  You may not assign your rights and obligations under this Agreement without the prior written consent of the Company.

(F)                                 Benefit.  All statements, representations, warranties, covenants and agreements in this Agreement will be binding on the parties hereto and will inure to the benefit of the respective successors and permitted assigns of each party hereto. Nothing in this Agreement will be construed to create any rights or obligations except among the parties hereto, and no person or entity will be regarded as a third-party beneficiary of this Agreement.

(G)                                Governing Law. Jurisdiction and Venue.  This Agreement and the rights and obligations of the parties hereunder will be construed in accordance with and governed by the law of the State of Illinois, without giving effect to the conflict of law principles thereof.  Any legal action or proceeding with respect to this Agreement that is not subject to arbitration may be brought in the courts of the State of Illinois or of the United States of America for the Northern District of Illinois.  By execution and delivery of this Agreement, each of the parties hereto accepts for itself and in respect of its property, generally and unconditionally, the jurisdiction of the aforesaid courts.

(H)                               Arbitration.  Any controversy, dispute or claim arising out of or in connection with this Agreement, other than a controversy, dispute or claim arising under the terms hereof, will be settled by final and binding arbitration to be conducted in the State of Illinois pursuant to the national rules for the resolution of employment disputes of the American Arbitration Association then in effect.  Any disagreement as to whether a particular dispute is arbitrable under this Agreement shall itself be subject to arbitration in accordance with the procedures set forth herein.

(I)                                    Severability.  The parties intend this Agreement to be enforced as written. However, (i) if any portion or provision of this Agreement is to any extent be declared illegal or unenforceable by a duly authorized court having jurisdiction, then the remainder of this Agreement, or the application of such portion or provision in circumstances other than those as to which it is so declared illegal or unenforceable, will not be affected thereby, and each portion and provision of this Agreement will be valid arid enforceable to the fullest extent permitted by law and (ii) if any provision, or part thereof, is held to be unenforceable because of the duration of such provision, the geographic area covered thereby, or other aspect of the scope of such provision, the court making such determination will have the power to reduce the duration, geographic area of such provision, or other aspect of the scope of such provision, and/or to delete specific words and phrases (“blue-penciling”), and in its reduced or blue-penciled form, such provision will then be enforceable and will be enforced.

(J)                                   Headings and Captions.  The headings and captions of the various subdivisions of this Agreement are for convenience of reference only and will in no way modify or affect the meaning or construction of any of the terms or provisions hereof

(K)                               No Waiver of Rights, Powers and Remedies.  No failure or delay by a party hereto in exercising any right, power or remedy under this Agreement, and no course of dealing between the parties hereto, will operate as a waiver of any such right, power or remedy of the party. No single or partial exercise of any right, power or remedy under this Agreement by a party hereto, nor any abandonment or discontinuance of steps to enforce any such right, power or remedy, will preclude such party from any other or further exercise thereof or the exercise of any other right, power or remedy hereunder. The election of any remedy by a party hereto will not constitute a waiver of the right of such party to pursue other available remedies.

(L)                                 Expenses.  Should the Company breach this Agreement, in addition to all other remedies available at law or in equity, the Company will pay all of your costs and expenses resulting therefrom and/or incurred in enforcing this Agreement, including legal fees and expenses.

(M)                            Counterparts.  This Agreement may be executed in two or more counterparts, and by different parties hereto on separate counterparts, each of which will be deemed an original, but all of which together will constitute one and the same instrument.

Signatures to follow on next page

By:
Name:	Joseph Bonaccorsi
Title:	Sr. Vice President, General Counsel,
Secretary and Corporate Compliance Officer Option Care, Inc.

Address:

Accepted and Approved By and on behalf of:

Option Care, Inc., and its Compensation Committee of the Board of Directors

By:
Raj Rai, CEO Option Care, Inc.

Address:
485 Half Day Road, Suite 300
Buffalo Grove, Illinois 60089

EXHIBIT A

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Accredo Health

Priority Health Care Corp

MIMS Corporation

Apria Health Care Group Inc.

Curative Health Services Inc.

Advance PCS

Chronimed Inc.

Express Scripts Inc.

Pedicatric Services of America